EXHIBIT 99.1

For Immediate Release

Hasbro Reports First Quarter 2020 Financial Results
Provides Business Update Related to COVID-19
•Completed acquisition of Entertainment One Ltd. (eOne) in early fiscal 2020
•First quarter 2020 revenues for the combined company were $1.11 billion
◦Strong demand for Hasbro products, notably in gaming
◦Later delivery timing for eOne content in 2020 versus 2019
•Supply chain positioned to meet full-year product demand requirements leveraging growing retailer channels, including ecomm and omni-channel
•Substantial liquidity and access to cash, including quarter ending cash of $1.2 billion; operating cash flow of $291.6 million; and availability of $1.5 billion under revolving credit facility
•Net loss of $69.6 million or $0.51 per diluted share; Excluding eOne acquisition-related expenses and purchased intangible amortization, adjusted net earnings were $77.7 million, or $0.57 per diluted share
•Hasbro supporting community efforts to obtain and supply personal protective equipment, toy and game donations, books, learning and nutritious meals for children and families in need as well as a global campaign, Bring Home the Fun, to provide resources to keep kids occupied and engaged around the world

Pawtucket, R.I., April 29, 2020 -- Hasbro, Inc. (NASDAQ: HAS), a global play and entertainment company, today reported financial results for the first quarter 2020 and provided a business update on COVID-19 related matters. Hasbro completed its acquisition of Entertainment One Ltd. (eOne) at the beginning of the first quarter. 2020 results are those of the combined company, and 2019 results referenced herein reflect the proforma combined results. See the financial tables accompanying this press release for a reconciliation of as reported to pro forma and adjusted results.

Net revenues for the first quarter 2020 were $1.11 billion versus $1.20 billion pro forma revenues in 2019. Foreign exchange had an $11.7 million negative impact on first quarter 2020 revenues.
Net loss for the first quarter 2020 was $69.6 million, or $0.51 per diluted share, versus pro forma net earnings of $76.4 million, or $0.56 per diluted share in 2019. First quarter 2020 net loss included $127.5 million after tax of acquisition-related expenses and $19.9 million after tax of purchased intangible amortization associated with the eOne acquisition. Excluding these items, adjusted net earnings for the first quarter 2020 were $77.7 million, or $0.57 per diluted share.

First quarter 2019 pro forma net earnings included $19.1 million after tax of purchased intangible amortization at eOne and $9.3 million associated with non-GAAP adjustments at eOne. Excluding these items, adjusted pro forma net earnings for the first quarter 2019 were $104.8 million, or $0.76 per diluted share.
"The first quarter highlights what truly differentiates Hasbro: A global team that meets challenges creatively and nimbly; a diverse brand portfolio and retailer base, including best in class ecomm and omni-channel execution; a strong financial foundation and balance sheet; and a commitment to our purpose of making the world a better place for children and their families," said Brian Goldner, Hasbro’s chairman and chief executive officer. "During the quarter, families and friends connected through Hasbro's robust portfolio of face-to-face games, created with PLAY-DOH and engaged in content and imaginative play with our brands and entertainment properties. Our teams worked tirelessly to ensure product could get to consumers while managing the health and safety of our employees and partners globally who are navigating a global supply chain and retail landscape impacted by COVID-19. Point of sale at retail was strong during the first quarter and continues to be up in April.
"We've undertaken extensive scenario planning across the business and geographies as we plan for a re-opening of the economies globally," continued Goldner. "At the same time, we made significant progress on the integration of eOne and while near term much of the team's production work has been delayed due to COVID-19, we are actively working together to unlock value from our brands and the eOne enterprise. Hasbro is creating play and entertainment experiences which are vital and desired by consumers and audiences this year and for the years to come."

"Hasbro is operating from a solid financial position with substantial liquidity available in both cash on hand and a revolving credit facility," said Deborah Thomas, Hasbro’s chief financial officer. "Upon closing the eOne acquisition, we drew down on a $1 billion term loan and left our cash on the balance sheet intact. This cash position increased to $1.2 billion at quarter end, and is further supported by access to a $1.5 billion revolving credit facility. The global team did a tremendous job navigating the challenges of the first quarter. Toward the end of the quarter, physical store closures and country-wide restrictions became more prevalent and entertainment productions shut down. As a result of COVID-19, we expect the second quarter to be more challenging than the first quarter of the year with revenues and earnings down versus pro forma 2019. We are taking prudent steps to lower expenses and preserve capital while positioning to meet the seasonal peak demand periods of the business in the second half of the year, including the holiday season. While the ultimate impact of COVID-19 will vary depending on how long it takes to reopen markets around the world, we are currently seeing healthy demand for our products and content."

COVID-19 Business Update

Supply Chain
•China: Third-party factories in China represent approximately 55% of the Company's manufacturing production. After operating at lower than planned production levels during the first quarter due to COVID-19, these factories are currently operating at planned capacity for this time of year. China factories are making product across the business, including games. As production typically builds to peak levels during the summer months, the Company anticipates making up production lost in the first quarter in the second quarter and to be well positioned to meet holiday demand. These beliefs assume all production continues to operate in all material respects without further COVID-19 shutdowns.
•Outside of China: Manufacturing and warehouse partners outside of China operated at close to normal levels during much of the first quarter. Beginning in mid-March and through today, these locations are operating at varying levels of productivity depending on local government and safety considerations, with some markets operating at lower than normal production levels and other facilities have been closed for a period of time. Currently closed facilities include manufacturing in Massachusetts, Texas and Ireland, primarily for games, as well as manufacturing locations in India.
•The global Hasbro team is utilizing its diverse global supply chain to meet demand from open facilities, existing inventory and to rapidly make up lost production. The COVID-19 situation is very fluid and based on our understanding of local governments directions at this time, we expect closed facilities to reopen over the summer. We will be using our full complement of sourcing partners globally to ensure a quick recapture of any lost production on priority items.

Demand
•Hasbro brands are resonating as people spend more time at home, including games for families to play together and PLAY-DOH as kids engage in more creative play.

First Quarter Consumer Demand Up for Hasbro Brands, Led by Games
•Global consumer point of sale increased mid-single digits, led by double-digit gains in North America.
•Hasbro's total gaming category revenues, including MAGIC: THE GATHERING, MONOPOLY and Hasbro Gaming, grew 40% and point of sale was up globally over 25% (note: point of sale does not include Wizards of the Coast brands).
•PLAY-DOH point of sale increased mid-single digits.
•Hasbro launched Bring Home the Fun, a global initiative created to further the Company’s purpose to make the world a better place for children and their families. The initiative provides parents and caregivers resources to help keep kids occupied and engaged during extended time at home and indoors.
•MAGIC: THE GATHERING revenues were up significantly in the first quarter, on strong sales of new card releases. Certain shipments were accelerated into the first quarter to ensure delivery to distributors. Ikoria: Lair of Behemoths, launched on schedule in Arena on April 16, but due to store closures the team delayed physical product releases until May 15 in most regions. The game trailer has been viewed close to 30 million times online. Players are taking advantage of new ways the Wizards team has launched to play MAGIC games while in person play events are not happening. Where possible, events have shifted to digital play via the Magic: The Gathering Arena platform.

Leveraging Digital-First Orientation Across Diverse Retail Network
•Hasbro is creatively finding ways to accelerate online, expand omni-channel and skip the shopping cart to get our products into cars and homes.
•Ecomm revenues increased double digits in the first quarter, with meaningful point of sale gains. Mass/Hyper market retailers as well as drug and grocery channels also increased revenues during the quarter.
•Retailers and regions with developed ecomm businesses performed well, while retailers and countries which rely on physical stores, such as toy specialty retail, are experiencing greater difficulties.

•Global store closures increased toward the end of the first quarter, and are expected to more negatively impact the second quarter results than during the first quarter. Ecomm, continues to be strong, but this strength is not expected to offset declines at physical retail.

Entertainment Release Schedule Shifting; High Viewer Engagement
•In the first quarter, entertainment revenues were down due to planned later delivery timing for eOne content.
•Beginning late in the first quarter, production and delivery of television and film projects for Hasbro's eOne TV and Film business have been delayed, negatively impacting the level and timing of revenues. The eOne team continues to develop new projects and work on animation production which can be done remotely. The team now expects to deliver finished episodes and film projects later in the year than planned.
•Several film release dates have moved to later in 2020, into 2021 and in some instances are going straight to video on demand/EST windows impacting the timing and level of anticipated revenues.
•As more people are home, content viewership is high which bodes well for long-term brand engagement

Liquidity
•Hasbro is in a good financial position and ended the first quarter with $1.2 billion in cash.
•The Company's $1.5 billion revolving credit facility is also available.
•The Company remains well within its financial covenants for its $1 billion term loan and revolving credit facility.
•The next major debt maturity is $300 million in May 2021.
•The Board remains committed to the dividend. Hasbro paid $93.2 million in cash dividends to shareholders during the first quarter 2020. The next quarterly cash dividend payment of $0.68 per common share is scheduled for May 15, 2020 to shareholders of record at the close of business on May 1, 2020.
•The Company had previously suspended its share repurchase program as it prioritizes deleveraging.
•Walmart, Target and Amazon were the Company's largest customers in the first quarter.
•Hasbro remains very focused on managing credit risk of its customers.
•The Company has identified areas to manage expenses and preserve cash in the near term, including managing variable costs and lowering content production cash spend, which is now expected in the range of approximately $500-$600 million due to production shutdowns. The Company spent $168.0 million in the first quarter 2020.
.
Community
•The health and safety of Hasbro employees, stakeholders and communities are our top priority. Hasbro global offices, outside of China, were closed on March 16 and remain closed today. The timing of re-opening offices will be informed by local governmental, health and safety guidelines. Our China offices reopened in March following shutdowns during the first quarter.
•Hasbro has committed additional support through global philanthropic initiatives that aim to bring relief to children and their families worldwide during this difficult time. Hasbro is proud to support Save the Children and No Kid Hungry in their effort to address the most urgent needs of children, including providing nutritious meals and distributing books and learning resources to those children and families most in need. In addition to providing financial support, Hasbro donated thousands of toys and games to low-income communities to continue to inspire creativity and fun for vulnerable children during the COVID-19 pandemic.
•In partnership with Cartamundi, Hasbro-sourced manufacturing locations are producing personal protective equipment (PPE) for front-line medical workers, including 50,000 face shields per week for the next several weeks, to be donated to local hospitals.
•The Wizards of the Coast team is supporting its Wizards Play Network (WPN) member stores during this challenging time. The team launched a reprint of Mystery Booster and will be allocating these boosters to WPN member stores at no charge, for sale to consumers at a later date. As local game stores are closed, they may run tournaments on Magic: The Gathering Arena.

Withdrawing 2020 Guidance
Due to the uncertainty related to COVID-19 including its impact on the Company's supply chain, global retailer operations, timing and production of entertainment and the global macroeconomic environment, the Company is withdrawing its 2020 Outlook issued at its Toy Fair presentation on February 21, 2020.

eOne Update
The combination of Hasbro’s extensive brand portfolio, product innovation and licensing capabilities with eOne’s story-led brand skills and proven content development and monetization expertise, creates a business that can deliver long-term value and growth to shareholders. The integration is progressing well and the Company remains on track to deliver planned synergies of $130 million by the end of 2022.

Family Brands – Resilience in Animated Content Offsets Lower Consumer Product Demand
•Strong demand for animated content across all platforms offset lower licensee shipments to consumer product retailers in the Family Brands business. PEPPA PIG is now the most viewed preschool show in the world on the YouTube platform and PJ MASKS is one of the most streamed children’s shows on Netflix in the U.K. and U.S.
•Key opportunities for Family Brands include the RICKY ZOOM brand rollout, The World of Peppa Pig app in digital gaming and new PJ MASKS content available on free-to-air platforms and on Disney+.
•Development continues on a number of new properties with greenlights for new shows expected in the coming months.

Television, Film & Music – Strong Demand for Content and an Active Development Pipeline
•Television and film development and writing teams remain very active and not materially impacted by COVID-19 issues during the quarter. However, ongoing production lockdowns and theatrical closures are now in place and likely to negatively impact revenues over the short term. The development slate is strong, currently with approximately 100 active development projects in television (15 from the Hasbro portfolio) and over 60 projects in the film pipeline (21 from the Hasbro portfolio).
•Television: Planned phasing of the delivery of television half hours were less first quarter weighted this year, reducing half hours of produced/acquired content from 339 in the prior year period to 276 in the current quarter. Before the impact of COVID-19, the half hours of produced/acquired content were anticipated to increase for the full year over the prior year, but are now expected to be down.

•Film: Box office performance was up and driven by the key release 1917, supported by award season success. An active development pipeline includes projects with Paramount and 21st Century Fox.
•Music: Mainly a digital business, with gains in recorded music and publishing more than offsetting declines in management and live shows.
•Strong demand for content provide ongoing revenue opportunities.

First Quarter 2020 Major Segment and Brand Performance

Major Segments	Net Revenues			Operating (Loss) Profit
	($ Millions)			($ Millions)
		Pro Forma			Pro Forma
	Q1 2020	Q1 2019	% Change	Q1 2020	Q1 2019	% Change
U.S. and Canada	$428.6	$357.9	20%	$71.8	$13.5	>100%
International	$250.4	$282.6	-11%	$(26.7)	$(30.4)	12%
Entertainment, Licensing and Digital[1]	$84.0	$92.0	-9%	$5.2	$30.0	-83%
eOne[1]	$342.5	$466.2	-27%	$(33.1)	$103.2	-132%

Brand Portfolio	Net Revenues ($ Millions)
		Pro Forma
	Q1 2020	Q1 2019	% Change
Franchise Brands	$396.5	$393.6	1%
Partner Brands	$182.3	$172.0	6%
Hasbro Gaming[2]	$140.1	$107.6	30%
Emerging Brands[3]	$94.1	$116.1	-19%
TV/Film/Entertainment[4]	$292.5	$409.5	-29%

1Both periods above are as reported, with 2019 including the pro forma results from eOne. Adjusted segment operating profit excludes Non-GAAP adjustments. A reconciliation is in the attached schedule “Reconciliation of As Reported to Pro Forma Adjusted Operating Results.” Non-GAAP adjustments recorded in the Corporate and Eliminations segment include $51.2 million of pre-tax eOne acquisition-related costs.

2Hasbro’s total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY which are included in Franchise Brands in the table above, totaled $340.5 million for the first quarter 2020, up 40% versus $243.4 million for the first quarter 2019. Hasbro believes its gaming portfolio is a competitive differentiator and views it in its entirety.

3Emerging Brands portfolio includes eOne brands PEPPA PIG, PJ MASKS and RICKY ZOOM as of first quarter 2020. For comparability, Q1 2019 includes the pro forma revenues for those brands, which amounted to $56.8 million.

4TV/Film/Entertainment represents the remaining eOne revenues. For comparability, Q1 2019 includes the pro forma revenues.

•U.S. and Canada segment delivered higher revenues and profits behind strong growth in Gaming, including MAGIC: THE GATHERING tabletop, MONOPOLY, DUNGEONS AND DRAGONS and many other Hasbro games such as THE GAME OF LIFE, JENGA, CONNECT 4 and OPERATION. Partner Brand revenues also increased led by Hasbro products for Disney's Frozen 2. Ecomm and omni-channel retail performed well as other retail stores closures began late in the first quarter. Operating profit growth resulted from higher revenues and lower expenses.

•International segment revenues declined. The European region started the year strong and revenues increased 6% for the quarter with physical store closures increasing late in the quarter. Latin America revenues were down, as the team works through high retail inventory at the start of the year. Store closures began later in Latin America, however, ecomm is a small percentage of Latin America revenues. Asia Pacific revenues declined as much of Asia was impacted by COVID-19 during the first quarter. Pacific revenues increased. The International segment operating loss improved led by gains in Europe including favorable product mix and lower expenses.
•Entertainment, Licensing and Digital segment revenues were down, primarily due to lower digital gaming revenues. Operating profit includes a $20.8 million charge associated with the write-down of certain assets resulting from the transition to eOne's entertainment strategy following the acquisition. Adjusted operating profit declined primarily due to lower revenues.
•eOne pro forma revenues declined compared to the strong first quarter in 2019. TV and film revenues were down year-over-year as television half hours deliveries and film release slate timing was planned for later in 2020 than in 2019. eOne released the award-winning film 1917 in the first quarter 2020, its highest box office grossing film ever, and delivered box office growth on fewer theatrical releases versus the same quarter in the prior year. In Family Brands, the transition from agency agreements to direct management of brands in certain territories negatively impacted PEPPA PIG revenues as well as the comparison to the benefit last year of the Chinese New Year of the Pig. PJ MASKS revenue decline was a result of retailers winding down higher stock levels than the prior year quarter. First quarter 2020 operating loss includes eOne acquisition-related expenses of $77.7 million and purchased intangible amortization of $25.0 million. First quarter 2019 pro forma operating profit includes prior restructuring and other costs of $12.0 million and purchased intangible amortization of $24.6 million. Adjusted pro forma operating profit declined primarily as a result of the phasing of deliveries in television and film.

Conference Call Webcast
Hasbro will webcast its first quarter 2020 earnings conference call at 8:00 a.m. Eastern Time today. To listen to the live webcast and access the accompanying presentation slides, please go to https://investor.hasbro.com. The replay of the call will be available on Hasbro’s web site approximately 2 hours following completion of the call.
About Hasbro
Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play and Entertainment Experiences. From toys, games and consumer products to television, movies, digital gaming, live action, music, and virtual reality experiences, Hasbro connects to global audiences by bringing to life great innovations, stories and brands across established and inventive platforms. Hasbro’s iconic brands include NERF, MAGIC: THE GATHERING, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE, POWER RANGERS, PEPPA PIG and PJ MASKS, as well as premier partner brands. Through its global entertainment studio eOne, Hasbro is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for children and their families through corporate social responsibility and philanthropy. Hasbro ranked No. 13 on the 2019 100 Best Corporate Citizens list by CR Magazine and has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past nine years. We routinely share important business and brand updates on our Investor Relations website, Newsroom and social channels (@Hasbro on Twitter and Instagram).

© 2020 Hasbro, Inc. All Rights Reserved.

Safe Harbor
Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by the use of forward-looking words or phrases, include statements relating to: the impact of, and actions and initiatives taken and planned to be taken to, try and manage the negative impact of the global coronavirus outbreak on our business, including on the negative impact on supply of products and production of entertainment content, demand for our products and entertainment, our liquidity and our community; the expected adequacy of supply and operation of our manufacturing facilities; and the ability to achieve our financial and business goals; the integration of eOne; expected synergies by 2022 in connection with our acquisition of eOne; and our working capital and liquidity. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. For example, the global coronavirus outbreak has resulted, and may continue to result, in significant disruptions in the markets in which we and our employees, consumers, customers, partners, suppliers and manufacturers operate. We have experienced, and expect to continue to experience, disruptions in supply of products and production of entertainment content, negative impact on sales due to changes in consumer purchasing behavior and availability of product to consumers, including due to retail store closures and limitations on the capacity of e-commerce; delays or postponements of productions and releases of entertainment content both internally and by our partners; and challenges of working remotely. Our efforts to develop and execute plans to help mitigate the negative impact of the coronavirus to our business will not prevent our business from being adversely affected, and the longer the outbreak continues the more negative the impact will be on our business, revenues, earnings and liquidity, and the more limited our ability will be to try and make up for delayed or lost product development, production and sales. Other factors that might cause such a difference include, but are not limited to:
•our ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective and profitable basis;
•rapidly changing consumer interests in the types of products and entertainment we offer;
•the challenge of developing and offering products and storytelling experiences that are sought after by children, families and audiences given increasing technology and entertainment offerings available;
•our ability to develop and distribute engaging storytelling across media to drive brand awareness;
•our dependence on third party relationships, including with third party manufacturers, licensors of brands, studios, content producers and entertainment distribution channels;
•our ability to successfully compete in the global play and entertainment industry, including with manufacturers, marketers, and sellers of toys and games, digital gaming products and digital media, as well as with film studios, television production companies and independent distributors and content producers;
•our ability to successfully evolve and transform our business and capabilities to address a changing global consumer landscape and retail environment, including changing inventories policies and practices of our customers;
•our ability to develop new and expanded areas of our business, such as through eOne, Wizards of the Coast, and our other entertainment, digital gaming and esports initiatives;
•risks associated with international operations, such as currency conversion, currency fluctuations, the imposition of tariffs, quotas, border adjustment taxes or other protectionist measures, and other challenges in the territories in which we operate;
•our ability to successfully implement actions to lessen the impact of potential and enacted tariffs imposed on our products, including any changes to our supply chain, inventory management, sales policies or pricing of our products;
•downturns in global and regional economic conditions impacting one or more of the markets in which we sell products, which can negatively impact our retail customers and consumers, result in lower employment levels, consumer disposable income, retailer inventories and spending, including lower spending on purchases of our products;
•other economic and public health conditions or regulatory changes in the markets in which we and our customers, suppliers and manufacturers operate, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease, such as the coronavirus, the occurrence of which could create work slowdowns, delays or shortages in production or shipment of products, increases in costs or delays in revenue;

•the success of our key partner brands, including the ability to secure, maintain and extend agreements with our key partners or the risk of delays, increased costs or difficulties associated with any of our or our partners’ planned digital applications or media initiatives;
•fluctuations in our business due to seasonality;
•the concentration of our customers, potentially increasing the negative impact to our business of difficulties experienced by any of our customers or changes in their purchasing or selling patterns;
•the bankruptcy or other lack of success of one of our significant retailers, such as the bankruptcy of Toys“R”Us in the United States and Canada;
•the bankruptcy or other lack of success of one or more of our licensees and other business partners;
•risks relating to the use of third party manufacturers for the manufacturing of our products, including the concentration of manufacturing for many of our products in the People’s Republic of China and our ability to successfully diversify sourcing of our products to reduce reliance on sources of supply in China;
•our ability to attract and retain talented employees;
•our ability to realize the benefits of cost-savings and efficiency and/or revenue efficiency enhancing initiatives including initiatives to integrate eOne into our business;
•our ability to protect our assets and intellectual property, including as a result of infringement, theft, misappropriation, cyber-attacks or other acts compromising the integrity of our assets or intellectual property;
•risks relating to the impairment and/or write-offs of acquired products and films and television programs we acquire and produce;
•risks relating to investments and acquisitions, such as our acquisition of eOne, which risks include: integration difficulties; inability to retain key personnel; diversion of management time and resources; failure to achieve anticipated benefits or synergies of acquisitions or investments; and risks relating to the additional indebtedness incurred in connection with a transaction;
•the risk of product recalls or product liability suits and costs associated with product safety regulations;
•changes in tax laws or regulations, or the interpretation and application of such laws and regulations, which may cause us to alter tax reserves or make other changes which significantly impact our reported financial results;
•the impact of litigation or arbitration decisions or settlement actions; and
•other risks and uncertainties as may be detailed from time to time in our public announcements and U.S. Securities and Exchange Commission (“SEC”) filings.

The statements contained herein are based on our current beliefs and expectations. We undertake no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

Non-GAAP Financial Measures
The financial tables accompanying this press release include non-GAAP financial measures as defined under SEC rules, specifically Adjusted operating profit, Adjusted net earnings and Adjusted earnings per diluted share, which exclude, where applicable, the impact of eOne acquisition-related expenses and purchased intangible amortization. For Q1 2019, Pro Forma Adjusted operating profit, Pro Forma Adjusted net earnings and Pro Forma Adjusted earnings per diluted share exclude certain charges incurred by eOne related to prior restructuring programs and acquisition-related charges. Also included in the financial tables are the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA. EBITDA represents net earnings attributable to Hasbro, Inc. excluding interest expense, income taxes, depreciation and amortization. Adjusted EBITDA also excludes the impact of the charges/gains noted above. As required by SEC rules, we have provided reconciliations on the attached schedules of these measures to the most directly comparable GAAP measure. Management believes that Adjusted net earnings, Adjusted earnings per diluted share and Adjusted operating profit provides investors with an understanding of the underlying performance of our business absent unusual events. Management believes that EBITDA and Adjusted EBITDA are appropriate measures for evaluating the operating performance of our business because they reflect the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet and make strategic acquisitions. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in our consolidated financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

HAS-E
Investor Contact: Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #
(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Thousands of Dollars)

	March 29, 2020	March 31, 2019
ASSETS
Cash and Cash Equivalents	$1,237,884	$1,196,634
Accounts Receivable, Net	963,823	638,417
Inventories	444,406	491,751
Prepaid Expenses and Other Current Assets	672,390	305,056
Total Current Assets	3,318,503	2,631,858
Property, Plant and Equipment, Net	455,945	395,624
Goodwill	3,572,650	485,528
Other Intangible Assets, Net	1,615,778	682,063
Other Assets	1,461,483	739,700
Total Assets	$10,424,359	$4,934,773

LIABILITIES, NONCONTROLLING INTERESTS AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$9,405	$13,409
Current Portion of Long-term Debt	64,441	—
Payables and Accrued Liabilities	1,657,443	935,316
Total Current Liabilities	1,731,289	948,725
Long-term Debt	5,156,290	1,695,462
Other Liabilities	738,965	636,055
Total Liabilities	7,626,544	3,280,242
Noncontrolling Interests	61,324	—
Total Shareholders' Equity	2,736,491	1,654,531
Total Liabilities, Noncontrolling Interests and Shareholders' Equity	$10,424,359	$4,934,773

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Thousands of Dollars and Shares, Except Per Share Data)

	Quarter Ended
	March 29, 2020	% Net Revenues	March 31, 2019	% Net Revenues
Net Revenues	$1,105,570	100.0%	$732,510	100.0%
Costs and Expenses:
Cost of Sales	262,694	23.8%	259,987	35.5%
Program Production Cost Amortization	132,146	12.0%	6,575	0.9%
Royalties	112,822	10.2%	59,888	8.2%
Product Development	53,829	4.9%	56,260	7.7%
Advertising	101,641	9.2%	76,604	10.5%
Amortization of Intangibles	36,811	3.3%	11,816	1.6%
Selling, Distribution and Administration	279,128	25.2%	225,253	30.8%
Acquisition-Related Expenses	149,782	13.5%	—	0.0%
Operating (Loss) Profit	(23,283)	-2.1%	36,127	4.9%
Interest Expense	54,725	4.9%	22,314	3.0%
Other Income, Net	(6,126)	-0.6%	(15,782)	-2.2%
(Loss) Earnings before Income Taxes	(71,882)	-6.5%	29,595	4.0%
Income Tax (Benefit) Expense	(4,072)	-0.4%	2,868	0.4%
Net (Loss) Earnings	(67,810)	-6.1%	26,727	3.6%
Net Earnings Attributable to Noncontrolling Interests	1,827	0.2%	—	0.0%
Net (Loss) Earnings Attributable to Hasbro, Inc.	$(69,637)	-6.3%	$26,727	3.6%

Per Common Share
Net (Loss) Earnings
Basic	$(0.51)		$0.21
Diluted	$(0.51)		$0.21

Cash Dividends Declared	$0.68		$0.68

Weighted Average Number of Shares
Basic	137,147		126,287
Diluted	137,147		126,816

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Quarter Ended
	March 29, 2020	March 31, 2019
Cash Flows from Operating Activities:
Net (Loss) Earnings	$(67,810)	$26,727
Other Non-Cash Adjustments	208,565	58,996
Changes in Operating Assets and Liabilities	150,872	178,771
Net Cash Provided by Operating Activities	291,627	264,494

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(30,833)	(25,201)
Acquisition, Net of Cash Acquired	(4,403,929)	—
Other	4,271	(1,800)
Net Cash Utilized by Investing Activities	(4,430,491)	(27,001)

Cash Flows from Financing Activities:
Proceeds from Long-term Debt	1,017,689	—
Repayments of Long-term Debt	(50,186)	—
Net (Repayments of) Proceeds from Short-term Borrowings	(1,424)	3,419
Purchases of Common Stock	—	(47,479)
Stock-Based Compensation Transactions	1,830	2,335
Dividends Paid	(93,162)	(79,274)
Employee Taxes Paid for Shares Withheld	(5,307)	(11,880)
Redemption of Equity Instruments	(47,399)	—
Deferred Acquisition Payments	—	(87,500)
Other	(2,572)	—
Net Cash Provided (Utilized) by Financing Activities	819,469	(220,379)

Effect of Exchange Rate Changes on Cash	(23,090)	(2,851)

Cash and Cash Equivalents at Beginning of Year	4,580,369	1,182,371

Cash and Cash Equivalents at End of Period	$1,237,884	$1,196,634

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
PRO FORMA SEGMENT RESULTS
(Unaudited)
(Thousands of Dollars)

For comparability, the first quarter of 2019 includes the pro forma results for the eOne Segment. See "Reconciliation of 2019 As Reported to Pro Forma Results" for the pro forma adjustments.

	Quarter Ended
	March 29, 2020	Pro Forma March 31, 2019	% Change
Segment Results

U.S. and Canada Segment:
External Net Revenues	$428,647	$357,851	20%
Operating Profit	71,780	13,532	>100%
Operating Margin	16.7%	3.8%

International Segment:
External Net Revenues	250,403	282,649	-11%
Operating Loss	(26,691)	(30,411)	12%
Operating Margin	-10.7%	-10.8%

Entertainment, Licensing and Digital Segment:
External Net Revenues	84,027	91,994	-9%
Operating Profit	5,174	30,020	-83%
Operating Margin	6.2%	32.6%

eOne Segment:
External Net Revenues	342,493	466,212	-27%
Operating (Loss) Profit	(33,081)	103,167	-132%
Operating Margin	-9.7%	22.1%

International Segment Net Revenues by Major Geographic Region
Europe	162,249	153,379	6%
Latin America	33,921	62,777	-46%
Asia Pacific	54,233	66,493	-18%
Total	$250,403	$282,649

Net Revenues by Brand Portfolio
Franchise Brands	$396,497	$393,574	1%
Partner Brands	182,331	171,989	6%
Hasbro Gaming	140,084	107,565	30%
Emerging Brands (1)	94,145	116,135	-19%
TV/Film/Entertainment (2)	292,513	409,459	-29%
Total	$1,105,570	$1,198,722
Hasbro's total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, totaled $340,480 for the quarter ended March 29, 2020, up 39.9% from revenues of $243,390 for the quarter ended March 31, 2019.
(1) Emerging Brands includes the preschool brands, PEPPA PIG, PJ MASKS and RICKY ZOOM, acquired as part of the eOne Acquisition. For comparability, the first quarter of 2019 includes the pro forma net revenues for those brands, which amounted to $56,753.
(2) TV/Film/Entertainment includes all other brands not detailed in (1) above acquired as part of the eOne Acquisition. For comparability, the first quarter of 2019 includes the pro forma net revenues of $409,459.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF AS REPORTED TO PRO FORMA ADJUSTED OPERATING RESULTS
(Unaudited)
(Thousands of Dollars)

For comparability, the first quarter of 2019 includes the pro forma results for the eOne Segment. See "Reconciliation of 2019 As Reported to Pro Forma Results" for the pro forma and non-GAAP adjustments.

Non-GAAP Adjustments Impacting Operating (Loss) Profit

	Quarter Ended
	March 29, 2020		Pro Forma March 31, 2019
	Pre-tax Adjustments	Post-tax Adjustments	Pre-tax Adjustments	Post-tax Adjustments
Acquisition-Related Expenses (1)	$149,782	$127,450	$—	$—
Acquired Intangible Amortization (2)	25,028	19,885	24,597	19,063
Pro Forma eOne Adjustments	—	—	12,004	9,303
	$174,810	$147,335	$36,601	$28,366

(1) In association with the Company's acquisition of eOne, the Company incurred related expenses of $149.8 million ($127.5 million after-tax) in the first quarter of 2020, comprised of the following:

(i) Acquisition and integration costs of $95.7 million, including expense associated with the acceleration of eOne stock-based compensation and advisor fees settled at the closing of the acquisition, as well as integration costs; and

(ii) Restructuring and related costs of $54.1 million, including severance and retention costs, as well as impairment charges for certain definite-lived intangible and production assets.

(2) The Company incurred incremental intangible amortization costs related to the intangible assets acquired in the eOne Acquisition.

Reconciliation of Operating (Loss) Profit Results

	Quarter Ended March 29, 2020			Pro Forma Quarter Ended March 31, 2019
	As Reported	Non-GAAP Adjustments	Adjusted	As Reported	Non-GAAP Adjustments	Adjusted	% Change
Adjusted Company Results
External Net Revenues	$1,105,570	$—	$1,105,570	$1,198,722	$—	$1,198,722	-8%
Operating (Loss) Profit	(23,283)	174,810	151,527	139,294	36,601	175,895	-14%
Operating Margin	-2.1%	15.8%	13.7%	11.6%	3.1%	14.7%

Adjusted Segment Results
U.S. and Canada Segment:
External Net Revenues	$428,647	$—	$428,647	$357,851	$—	$357,851	20%
Operating Profit	71,780	—	71,780	13,532	—	13,532	>100%
Operating Margin	16.7%	—	16.7%	3.8%	—	3.8%

International Segment:
External Net Revenues	250,403	—	250,403	282,649	—	282,649	-11%
Operating Loss	(26,691)	—	(26,691)	(30,411)	—	(30,411)	12%
Operating Margin	-10.7%	—	-10.7%	-10.8%	—	-10.8%

Entertainment, Licensing and Digital Segment:
External Net Revenues	84,027	—	84,027	91,994	—	91,994	-9%
Operating Profit	5,174	20,831	26,005	30,020	—	30,020	-13%
Operating Margin	6.2%	24.8%	30.9%	32.6%	—	32.6%

eOne Segment:
External Net Revenues	342,493	—	342,493	466,212	—	466,212	-27%
Operating (Loss) Profit	(33,081)	102,757	69,676	103,167	36,601	139,768	-50%
Operating Margin	-9.7%	30.0%	20.3%	22.1%	7.9%	30.0%

Corporate and Eliminations:
The Corporate and Eliminations segment included non-GAAP adjustments of $51,222 for the quarter ended March 29, 2020, consisting of eOne acquisition-related expenses.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF 2019 AS REPORTED TO PRO FORMA RESULTS
(Unaudited)
(Thousands of Dollars)

Pro forma results were prepared by combining the results of Hasbro and eOne for the quarter ended March 31, 2019, after giving effect to the eOne Acquisition as if it had been consummated on December 31, 2018.

These pro forma results do not represent financial results that would have been realized had the acquisition actually occurred on December 31, 2018, nor are they intended to be a projection of future results. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the acquisition.

	Quarter Ended March 31, 2019
	Hasbro As Reported	eOne (under U.S. GAAP)	Pro Forma Adjustments (1)	Pro Forma Combined
Net Revenues	$732,510	$466,212	$—	$1,198,722

Operating Profit	$36,127	$115,647	$(12,480)	$139,294
Non-GAAP Adjustments	—	24,121	12,480	36,601
Adjusted Operating Profit *	$36,127	$139,768	$—	$175,895

* Reconciliation to Pro Forma Adjusted results is as follows:
Net Earnings (Loss)	$26,727	$74,167	$(24,489)	$76,405
Interest Expense	22,314	12,563	19,105	53,982
Other (Income) Expense, Net	(15,782)	4,556	(526)	(11,752)
Income Tax (Benefit) Expense	2,868	21,632	(6,570)	17,930
Net Earnings Attributable to Noncontrolling Interests	—	2,729	—	2,729
Operating Profit (Loss)	36,127	115,647	(12,480)	139,294

Non-GAAP Adjustments
eOne:
Restructuring and Related Charges	—	11,275	—	11,275
Acquisition Costs - eOne Deals	—	729	—	729
Acquired Intangible Amortization	—	12,117	12,480	24,597
	—	24,121	12,480	36,601

Adjusted Operating Profit	$36,127	$139,768	$—	$175,895

(1) The pro forma results include certain pro forma adjustments to net earnings that were directly attributable to the acquisition, as if the acquisition had occurred on December 31, 2018, including the following:
•additional amortization expense of $12.5 million that would have been recognized as a result of the allocation of purchase consideration to definite-lived intangible assets subject to amortization;
•estimated differences in interest expense of $19.1 million as a result of incurring new debt and extinguishing historical eOne debt; and
•the income tax effect of the pro forma adjustments in the amount of $6.6 million, calculated using a blended statutory income tax rate of 22.5% for the eOne adjustments and 21% for the Hasbro interest adjustments.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Thousands of Dollars and Shares, Except Per Share Data)

For comparability, the first quarter of 2019 includes the pro forma results for the eOne Segment. See "Reconciliation of 2019 As Reported to Pro Forma Results" for the pro forma and non-GAAP adjustments.

Reconciliation of Net Earnings and Earnings per Share
	Quarter Ended
(all adjustments reported after-tax)	March 29, 2020	Diluted Per Share Amount	Pro Forma March 31, 2019	Pro Forma Diluted Per Share Amount (1)
Net (Loss) Earnings Attributable to Hasbro, Inc., as Reported	$(69,637)	$(0.51)	$76,405	$0.56
Acquisition-Related Expenses	127,450	0.93	—	—
Acquired Intangible Amortization	19,885	0.14	19,063	0.14
Pro Forma eOne Adjustments	—	—	9,303	0.07
Net Earnings Attributable to Hasbro, Inc., as Adjusted	$77,698	$0.57	$104,771	$0.76

(1) 2019 Pro Forma Diluted Per Share Amount is calculated using weighted average shares outstanding of 137,586, which includes the pro forma impact of issuing shares associated with the financing of the eOne Acquisition.

Reconciliation of EBITDA
	Quarter Ended	Quarter Ended March 31, 2019
	March 29, 2020	Hasbro As Reported	eOne (under U.S. GAAP)	Pro Forma Adjustments	Pro Forma Combined
Net (Loss) Earnings Attributable to Hasbro, Inc.	$(69,637)	$26,727	$74,167	$(24,489)	$76,405
Interest Expense	54,725	22,314	12,563	19,105	53,982
Income Tax (Benefit) Expense	(4,072)	2,868	21,632	(6,570)	17,930
Net Earnings Attributable to Noncontrolling Interests	1,827	—	2,729	—	2,729
Depreciation	23,666	27,028	1,856	—	28,884
Amortization of Intangibles	36,811	11,816	12,117	12,480	36,413
EBITDA	$43,320	$90,753	$125,064	$526	$216,343
Non-GAAP Adjustments (see above)	149,782	—	12,004	—	12,004
Adjusted EBITDA	$193,102	$90,753	$137,068	$526	$228,347

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
eOne - FY2019 RESULTS OF OPERATIONS (REPORTED UNDER U.S. GAAP)
(Unaudited)
(Thousands of Dollars)

	Quarter Ended				Year Ended
	March 2019	June 2019	September 2019	December 2019	December 2019
Net Revenues	$466,212	$231,091	$283,310	$235,160	$1,215,773
Costs and Expenses:
Cost of Sales	14,141	17,053	11,497	24,878	67,569
Program Production Cost Amortization	160,857	64,527	92,662	90,414	408,460
Royalties	81,147	55,865	49,533	39,659	226,204
Advertising	21,173	32,870	30,593	37,241	121,877
Amortization of Intangibles	12,117	16,025	14,871	16,552	59,565
Selling, Distribution and Administration	61,130	63,791	61,860	92,996	279,777
Operating Profit (Loss)	115,647	(19,040)	22,294	(66,580)	52,321
Interest Expense	12,563	12,208	10,302	10,772	45,845
Other Expense (Income), Net	4,556	21,236	2,687	(759)	27,720
Earnings (Loss) before Income Taxes	98,528	(52,484)	9,305	(76,593)	(21,244)
Income Tax Expense (Benefit)	21,632	(3,354)	4,025	(26,815)	(4,512)
Net Earnings (Loss)	76,896	(49,130)	5,280	(49,778)	(16,732)
Net Income Attributable to Noncontrolling Interests	2,729	6,465	10,673	10,677	30,544
Net Earnings (Loss) Attributable to eOne	$74,167	$(55,595)	$(5,393)	$(60,455)	$(47,276)

The eOne financial results above include certain charges that would have been excluded to calculate Adjusted results, as historically  reported by eOne. Those charges are outlined below for each quarter in fiscal year 2019.

Non-GAAP Adjustments
	Quarter Ended				Year Ended
	March 2019	June 2019	September 2019	December 2019	December 2019
Restructuring and Related Charges	$11,275	$7,373	$3,234	$11,526	$33,408
Acquisition Costs - eOne Deals	729	8,664	1,324	458	11,175
Hasbro Transaction Costs	—	—	3,244	3,245	6,489
Selling, Distribution and Administration	12,004	16,037	7,802	15,229	51,072

Debt Refinancing Costs	—	19,812	—		19,812
Other Expense (Income), Net	—	19,812	—	—	19,812

Total	$12,004	$35,849	$7,802	$15,229	$70,884